PAMECO CORPORATION
                1997 EMPLOYEE STOCK PURCHASE PLAN


1.        ESTABLISHMENT AND DURATION OF PLAN

          PAMECO CORPORATION ("PAMECO") hereby establishes the 1997 Employee Stock Purchase Plan (the "Plan"), under which employees of PAMECO and its subsidiaries have the right pursuant to options granted under the Plan to purchase shares of the Class A Common Stock, par value $0.01 per share, of PAMECO (the "Common Stock") through payroll deductions. It is intended that the Plan shall qualify under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan shall be effective on January 1, 1998 (the "Effective Date"), subject to any registration requirements under the Securities Act of 1933, as amended (the "Act"), and the approval of stockholders of PAMECO under Section 423 of the Code. The Plan shall continue until terminated in accordance with Section 9.

2.        ADMINISTRATION

          The Plan shall be administered by an Administrator (the "Administrator") who shall be appointed by the Board of Directors of PAMECO (the "Board"). The Board may appoint as the Administrator an individual or a committee (which may be an existing or a newly formed committee of the Board). Subject to the provisions hereof, the Administrator shall have plenary authority in its discretion to interpret and administer the Plan, including the right to adjust the number of shares of Common Stock for which an Option is exercised if the limit on the number of shares which may be purchased under Section 5(a) would be exceeded in the absence of such adjustment and the right to define the employees of PAMECO entitled to participate herein. Except as to matters which are herein expressly reserved for determination by the Board, the Administrator's decisions and determinations in the administration hereof shall be final, conclusive and binding upon all persons, including, but not limited to, PAMECO and its subsidiaries, their shareholders and directors and any persons having any interests in any options which are granted hereunder.

3.        PARTICIPATION

          (a) Grant of Options. Except as otherwise provided herein, each employee of PAMECO or of any corporation, partnership or other legal entity at least 50% of the voting securities of which are owned directly or indirectly by PAMECO (a "Subsidiary"), including, but not limited to, any corporation which becomes a Subsidiary of PAMECO on or after the adoption hereof, shall automatically on the later of the Effective Date or the first day of the next calendar quarter following such employee's employment commencement date, be granted an option (an "Option") hereunder to purchase shares of Common Stock (employees to whom Options are granted are hereinafter sometimes referred to as "Participants"), which Option shall continue through such calendar quarter and shall be granted anew on the first day of each succeeding calendar quarter. Each such quarterly period, or portion thereof with respect to the initial period, is referred to herein as an "Option Period".

          (b) Five Percent Shareholders. Notwithstanding the foregoing, an employee cannot be granted an Option if such employee, immediately after the Option was granted, would own

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stock possessing 5% or more of the total combined voting power or value of all classes of stock of PAMECO. For this purpose, an employee shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. In addition, an employee is considered for this purpose as also owning stock which he or she may purchase under any outstanding stock options (including an Option). No Option shall be exercisable for shares of Common Stock except to the extent of that number of shares which would not cause the Participant to whom such Option is granted to be a five percent or more shareholder as described above.

          (c) Rights and Privileges. All employees of PAMECO or any of its Subsidiaries shall have the same rights and privileges hereunder, except that the amount of Common Stock which may be purchased by any employee under an Option will bear a uniform relationship to the total compensation of employees in accordance with the maximum authorized payroll deduction or other limitations as set forth in Section 4(b).

4.        TERMS AND CONDITIONS OF OPTIONS

          Options are intended to qualify under Section 423 of the Code for favorable tax treatment. Each Option shall be evidenced by such written document as may be prescribed by the Administrator or its designee. Options and their exercise shall be subject to the following requirements:

          (a) Option Price. The price to be paid for Common Stock upon exercise of an Option through payroll deductions is 85% of the average of (x) the Fair Market Value (as defined below) of the Common Stock on the first day of the Option Period and (ii) the Fair Market Value of the Common Stock on the last day of the Option Period. "Fair Market Value" shall be determined as follows:

          (i) If, on the relevant date, the Common Stock is traded on a national or regional securities exchange or on The Nasdaq Stock Market ("Nasdaq") and closing sale prices are customarily quoted, on the basis of the average of the closing sale price on such principal securities exchange on which the Common Stock may then be traded over a period of five consecutive trading days consisting of the business day immediately preceding the day the Fair Market Value is being determined and the four business days prior to such day or, if there is no such sale on any such relevant date, then on the immediately preceding day on which a sale was reported;

          (ii) If, on the relevant date, the Common Stock is not listed on any securities exchange or traded on Nasdaq, but nevertheless is publicly traded and reported on Nasdaq without closing sale prices being customarily quoted, on the basis of the average of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by Nasdaq over a period of five consecutive trading days consisting of the business day immediately preceding the day the Fair Market Value is being determined and the four business days prior to such day; but, if there are no bid and asked quotations in the over-the-counter market as

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     reported by Nasdaq on any such date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq on the immediately preceding day such bid and asked prices were quoted; and

          (iii)          If, on the relevant date, the Common
     Stock is not publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Administrator.

          (b)       Manner of Exercise and Payment.

          (i) In order to exercise an Option, a Participant must authorize payroll deductions in advance for future pay periods, which, if allowed by the Administrator or its designee, do not necessarily have to be taken for each consecutive pay period. Such payroll deductions may not exceed, in the aggregate for any calendar year, ten percent (10%) of the total annual salary, wages and bonuses paid such Participant for the respective calendar year. The Administrator or its designee may, in its sole discretion, establish a minimum amount of any such payroll deduction to the Administrator or its designee, and/or may require that any payroll deduction must be made in whole percentages (i.e., 1%, 2%, 3%, etc.) and not in any fraction of a percentage. Such payroll deduction authorizations shall be made by filing with the Administrator or its designee a completed form prescribed or approved by the Administrator or its designee. The amount of all payroll deductions authorized by a Participant pursuant to the Plan shall be held by the Company in a non-interest bearing account pending the exercise of Options as provided herein.

          (ii) In addition to the limitations in Section 4(b)(i), dividends paid on shares of Common Stock purchased by a Participant upon exercise of an Option, the certificates for which are held by PAMECO or its designee as nominee for such Participant, shall be added to the payroll deduction taken on or next following the respective dividend payment date, and for purposes of an exercise of an Option and the purchase of Common Stock pursuant thereto, shall be deemed a portion of the respective payroll deduction.

          (iii) An Option shall be deemed to be exercised automatically on the last day of each Option Period during which a payroll deduction is taken. Such Option shall be exercised each such time to the extent of the number of full shares of Common Stock which may be purchased with the amount then deducted from the respective Participant's pay. Any amount remaining because such remaining amount was not sufficient to purchase a full share may be retained by PAMECO for the Participant's account and applied to the purchase price of shares of Common Stock pursuant to subsequent exercises of such Option.

          (iv) A Participant may prospectively change the amount authorized as payroll deductions or discontinue payroll deductions, effective as of the time specified, by filing a notice to such effect with the Administrator or its designee on a form prescribed by the Administrator or its designee; provided, however, that no such change in the amount of payroll deductions shall be effective prior to the later of the first day of the calendar quarter following the

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     filing of such notice or ten (10) days after the filing of such notice; and, further provided, that a discontinuance of payroll deductions shall be effective upon the expiration of thirty (30) days after the filing of a notice to discontinue payroll deductions and such Participant may not resume payroll deductions until the expiration of ninety (90) days from the date of discontinuance. Such change or discontinuance shall be effective thereafter until another election, authorizing a payroll deduction, is filed with the Administrator or its designee in the manner described above. Options may only be exercised by paying the Option price through a payroll deduction (including dividend payments) as provided above.

          (c) Term of Option. No Option may be exercised after the expiration of the calendar quarter in which the Option is initially granted, and thus each Option shall expire upon the expiration of the calendar quarter in which it was initially granted. Upon expiration of an Option, the Administrator, in its sole discretion, may, on the date immediately following the date of expiration of such Option or thereafter, grant a new Option to the employee whose Option so expired. Notwithstanding the foregoing, all Options will expire at such time as the maximum aggregate number of shares of Common Stock available hereunder, as set forth in the Section 5(a), has been acquired pursuant to the exercise of Options, and an Option will expire upon the effective date of termination of the employment of the Participant to whom such Option has been granted or on the date of his or her death. Upon termination of a Participant's employment for any reason (other than death while in the employ of the Company), all authorized payroll deductions shall be returned to such Participant. Upon termination of a Participant's employment because of his or her death, such Participant's beneficiary most recently designated by such Participant on a form prescribed by the Administrator or its designee (or by such Participant's estate if such Participant makes no such designation) shall have the right to elect, by written notice to the Administrator prior to the earlier of (i) the last day of the Option Period in which the Participant's death occurred and (ii) the expiration of a period of sixty (60) days from the date of the Participant's death, either (x) to withdraw all of the authorized payroll deductions under the Plan or (y) to exercise such Participant's Options on last day of the Option Period in which the Participant's death occurred for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions at the date of the Participant's death will purchase at the applicable option price, in which case any excess in such account will be returned to said estate, without interest. In the event that no such written notice of election shall be duly received by the Administrator, such Participant's beneficiary (or estate) shall automatically be deemed to have elected to exercise such Participant's Options.

          (d) Options Non-Assignable. Except as set forth in Section 4(c), an Option shall be exercisable only by the Participant to whom such Option has been granted, and no Option shall be assignable by any Participant.

          (e) Voting and Other Rights as a Shareholder. Each Participant shall have full shareholder rights with respect to all shares of Common Stock purchased upon exercise of an Option, including, but not limited to, voting, dividend and liquidation rights. Shares for which an Option has been

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exercised but which are held in the name of PAMECO or its agent for a Participant's account will be covered by proxies provided to such Participant by PAMECO. A Participant shall have no rights as a shareholder with respect to shares subject to an Option for which such Option has not then been exercised.

          (f) Annual $25,000 Limit. No employee may be granted an Option which permits such employee to purchase Common Stock hereunder and under any other plans qualifying under
Section 423 of the Code of PAMECO and its Subsidiaries, taken in the aggregate, to accrue at a rate which exceeds $25,000 of Fair Market Value of such Common Stock (determined at the time the Option is granted) for each calendar year in which such Option is outstanding at any time. For purposes hereof (i) the right to purchase Common Stock under an Option accrues when the Option (or any portion thereof) first becomes exercisable during the calendar year; (ii) the right to purchase Common Stock under an Option accrues at the rate provided in the Option, but in no case may such rate exceed $25,000 of Fair Market Value of Common Stock (determined at the time such Option is granted) for any one calendar year; and (iii) a right to purchase Common Stock which has accrued under one Option may not be carried over to any other Option. Subject to the other limitations herein, if a Participant does not purchase the maximum amount of Common Stock in a given calendar year, the excess of $25,000 over the amount of Common Stock purchased may be carried over to a subsequent year for a later purchase. Thus, a Participant may purchase $25,000 of Common Stock for the year of purchase and, in addition, that amount for each of the preceding years during which the Option was outstanding to the extent that the $25,000 ceiling was not purchased in the preceding year. However, a Participant may not purchase Common Stock in anticipation that the limit will not be used in future years.

5.        SHARES SUBJECT TO OPTION

          (a) No more than an aggregate of five hundred thousand (500,000) shares of Common Stock, including a maximum of 100,000 shares in any calendar year, may be purchased or issued pursuant to the exercise of Options, provided, however, such number of shares shall automatically be adjusted from and after the Effective Date to reflect appropriately any of the following events: (i) any stock split in the form of a stock dividend payable in shares of Common Stock; (ii) any recapitalization, reclassification, split-up, consolidation of, or other change in, the Common Stock; or (iii) an exchange of the then outstanding shares of Common Stock, in connection with a merger, consolidation, share exchange or other reorganization of PAMECO; provided, however, that no such adjustment shall be made in connection with the merger of Pameco with and into New Pameco Georgia Corporation.

          (b) PAMECO will, in accordance with and to the extent of the exercise of each Option, apply all payroll deductions on behalf of Participants to the purchase of full shares of Common Stock for the account of the respective Participant. Such shares may be made available from either authorized but theretofore unissued shares of Common Stock, Common Stock held in treasury or shares of Common Stock reacquired by PAMECO, or may be purchased in the public market, from a market maker, or by other negotiated transactions, including purchases from Participants who are receiving Common Stock pursuant to the exercise of Options or from persons who are

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entitled to receive or who have received Common Stock from any benefit program maintained by PAMECO upon retirement, other termination of employment or any other event. Such purchases may be subject to such terms with respect to price, delivery and other terms and conditions as to which PAMECO may agree. PAMECO may appoint an independent agent to purchase the Common Stock, with the independent agent determining the amount of such purchases, the price to be paid and the broker or dealer, if any, through or from whom the purchases are to be made. For the purpose of making purchases, PAMECO may commingle each Participant's funds with those of all other Participants. The manner and timing of the issuance or purchases of Common Stock hereunder shall be in accordance with all applicable federal securities laws.

6.        DISTRIBUTION OF STOCK CERTIFICATES

          Until distribution is requested by a Participant, stock certificates evidencing Participants' shares of Common Stock acquired upon the exercise of an Option shall be held by PAMECO or its designee as the nominee for such Participants. Certificates shall be held by PAMECO or its designee as nominee for Participants solely as a matter of convenience. The Participant shall have all ownership rights to such shares, and PAMECO shall have no ownership or other rights of any kind with respect to any such certificates or the shares represented thereby. A Participant may withdraw certificates for his or her shares of Common Stock credited to his or her account at any time by a written request for such withdrawal delivered to the Administrator or its designee, and upon any such request, PAMECO will promptly distribute such certificates to the requesting Participant. Distributions of stock certificates will be made promptly after the death, disability, retirement or other termination of employment of a Participant or discontinuance by a Participant of payroll deductions hereunder. In the event of a Participant's death, such stock certificates will be distributed to the Participant's beneficiary most recently designated by such Participant on a form prescribed by the Administrator or its designee. If such Participant makes no such designation, or if all of the designated beneficiaries predecease such Participant, distribution will be made to such Participant's estate.

7.        SECURITIES REGULATION

          PAMECO shall not be required to issue any certificate or certificates for shares of Common Stock hereunder prior to (i) obtaining any approval from any governmental agency which PAMECO shall, in its discretion, determine to be necessary or advisable,
(ii) the admission of such shares to listing on any national securities exchange or Nasdaq on which the shares of Common Stock may be listed and (iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulations of any governmental body which PAMECO shall, in its sole discretion, determine to be necessary or advisable.



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8.        AMENDMENT

          The Plan may, from time to time, be amended or modified by the Board in such respects as it shall deem advisable, including, without limitation, amendments to ensure that the Options qualify under Section 423 of the Code, or amendments to conform to any change in any law or regulation governing same; provided, however, that no such amendment or modification shall
(i) disqualify the Plan under Section 423 of the Code, (ii) increase the aggregate number of shares of Common Stock which may be purchased or issued pursuant to the exercise of Options (other than an increase merely reflecting a change in capitalization such as a stock dividend or stock split-up) or (iii) change the designation of corporations whose employees may be offered Options. Any amendment which would have the effect of (ii) or
(iii) above must be approved by PAMECO's shareholders in accordance with Section 423 of the Code and any securities law requirements.

9.        TERMINATION OF PLAN

          The Plan shall continue until the first to occur of (i) the maximum aggregate number of shares of Common Stock available hereunder, as set forth in Section 5(a) hereof, has been acquired pursuant to the exercise of Options or (ii) termination of the Plan by the Board. The Board may, at any time in its absolute discretion, terminate the Plan and, unless disallowed by applicable law, terminate any then outstanding Options so that such terminated Options may not be exercised after the effective date of such termination.

10.       EFFECT OF PLAN

          The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

11.       GOVERNING LAW

          All matters related to the Plan shall be governed by the laws of the State of Georgia, without regard to its principles of conflicts of law.










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